United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________
FORM 8-K
__________________________________
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: October 7, 2013
Commission File Number 1-7107
 __________________________________
LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)
 __________________________________

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)
414 Union Street, Suite 2000, Nashville, TN 37219
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 986-5600
 __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On October 7, 2013, Ainsworth Lumber Co. Ltd. ("Ainsworth") issued a press release announcing that it is soliciting consents  from holders of its outstanding 7.5% Senior Secured Notes due 2017 (the “Notes”) to approve amendments (the “Proposed Amendments”) to the indenture relating to the Notes (the “Indenture”).  The Proposed Amendments would modify certain definitions contained in the Indenture so that the acquisition by Louisiana-Pacific Corporation (“LP”) or any of its subsidiaries of the stock of Ainsworth  (the “Acquisition”) pursuant to the Arrangement Agreement entered into by LP and Ainsworth on September 4, 2013, and the designation by LP or its subsidiaries of members of the board of directors of Ainsworth upon and after the consummation of the Acquisition will not constitute a “Change of Control” under the Indenture and, consequently,  Ainsworth will not be required to make a “Change of Control Offer” under the Indenture in connection with the Acquisition.  A copy of the press release is furnished as Exhibit 99 hereto.

Subject to the satisfaction or waiver of the conditions set forth in the solicitation statement to be distributed by Ainsworth to holders of the Notes, LP will make the consent payments contemplated thereby as and when they become due.  Whether or not Ainsworth receives the consents necessary to implement the Proposed Amendments, promptly following the consummation of the Acquisition, LP will unconditionally guarantee the prompt payment and performance of the obligations of Ainsworth under the Indenture and the Notes.

The furnishing of the press release as an exhibit to this report does not constitute a solicitation of consents or proxies or an offer to sell or a solicitation of an offer to buy any security in connection with the Acquisition or otherwise.

Item 9.01. Financial Statements and Exhibits

Number	Exhibit
99.1	Press Release dated October 7, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ SALLIE B. BAILEY
Sallie B. Bailey
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)
Date: October 7, 2013